Exhibit 3.7

CERTIFICATE OF INCORPORATION

OF

LEAGUESTAR LIMITED

THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the Sate of Delaware, hereby certifies that:

FIRST:  The name of the Corporation is Leaguestar Limited.

SECOND: The address of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, Count of New Castle, State of Delaware, 19801.  The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is 10,000,000, all of which shares shall be Common Stock, par value $0.015 (U.K. 1p equivalent) per share.

FIFTH:  The name and mailing address of the incorporator are:  Rebecca Grafstein, c/o Well, Gotsbal & Manges, 767 Fifth Avenue, New York, New York 10153.

SIXTH:  (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.  Neither amendment nor repeal of the paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b)           The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on the 1st day of February, 1994.

/s/ Rebecca Grafstein
Rebecca Grafstein
Sole Incorporator

CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION OF
LEAGUESTAR LIMITED

LEAGUESTAR LIMITED, a corporation incorporated and domesticated under and by virtue of the General Corporation Law of Delaware (the “Corporation”), does hereby certify:

FIRST:

Pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by unanimous written consent of its members dated March 31, 1998, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED that the Certificate of Incorporation of the Corporation shall be amended by changing ARTICLE FIRST to read as follows:

	FIRST:	The name of the Corporation is Interval European Holdings Limited.

SECOND:

In lieu of a meeting and vote of stockholders, the sole stockholder has given written consent dated March 31, 1998 of said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:	The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH:	This Certificate of Amendment of the Certificate Incorporation shall be effective when filed.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 21st day of October, 1999.

LEAGUESTAR LIMITED

By:	/s/ Craig M. Nash
Craig M. Nash, Director

Attest:	/s/ Jeanette E. Marbert
Jeanette E. Marbert, Assistant Secretary